Exhibit 99.1

LKQ and Verdi Reach New Two-Year Collective Bargaining Agreement in Germany

CHICAGO – June 21, 2024 – LKQ Corporation (Nasdaq: LKQ) today announced that a new collective bargaining agreement has been agreed with the trade union Verdi. The agreement covers approximately 5,000 employees of LKQ Europe in Germany, including 730 colleagues at LKQ’s Sulzbach-Rosenberg distribution center. The collective bargaining agreement has a two-year duration, which expires on April 30, 2026. The tariff agreement includes a mandatory peace obligation, which immediately ends all strike activity throughout the term of the agreement.

“I am delighted to report that an agreement for LKQ Europe workers in Germany has been reached in the tariff dispute. We are pleased that our employees may now benefit from a collectively agreed increase as well as inflation compensation and enhanced salaries for our trainees,” said Andy Hamilton, President and Executive Managing Director of LKQ Europe. “The agreement provides certainty for both our employees and business over its two-year duration and provides meaningful compensation increases in recognition of the hard work and value that our employees provide to both LKQ and our customers. As we look ahead, our entire LKQ team remains focused on delivering for our customers, competing in the marketplace, and driving continued growth in Europe.”

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Contact:
Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com